Exhibit 99

Contacts:	Kris Charles (Media)	Mark Magnesen (Investors)
	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

Kraft Foods Inc. Reports First Quarter 2005 Results;

Sustainable Growth Plan Progress Continues

•                  Solid progress on Sustainable Growth Plan including new product innovations, market share gains in North America, portfolio transformation efforts and developing market growth

•                  Net revenues up 6.4% with ongoing constant currency revenues up 4.5%

•                  First quarter diluted E.P.S. from continuing operations up 28.1%  to $0.41

•                  Projected full-year 2005 diluted E.P.S. from continuing operations of $1.73-$1.78, up 12-15% versus 2004 (includes $0.22 in exit and implementation costs for the restructuring program and asset impairment charges and $0.04 per share in gains on the sales of businesses)

NORTHFIELD, IL – April 19, 2005 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced first quarter 2005 results that included solid progress against its Sustainable Growth Plan and continued top-line momentum. First quarter net revenues grew 6.4%, with ongoing constant currency revenues up 4.5% behind positive mix, strong new product results, developing market growth, the impact of higher marketing spending and commodity-driven price increases. Diluted earnings per share from continuing operations were up 28.1% to $0.41, despite significantly higher commodity costs. Diluted earnings per share was above the company’s previous first quarter guidance range of $0.37-$0.40 because of lower than expected taxes ($0.03 per share), partially offset by higher than expected restructuring and impairment charges ($0.02 per share).

“Kraft’s first quarter results reflect solid progress against our Sustainable Growth Plan. We maintained our top-line momentum while investing in our brands, adjusting our portfolio further, growing our business in developing markets, and continuing to drive out costs,” said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. “On the top-line, we continued to drive favorable mix, with revenue growth outpacing volume growth. While increased prices also contributed to revenue growth, we maintained price gaps within targeted ranges and grew market share across our portfolio.”

During the first quarter, effective price gap management and increased advertising spending improved consumer Brand Value across much of Kraft’s portfolio. These efforts contributed to strong revenue growth, positive product mix and improved market shares. In the company’s top 25 U.S. categories (based on Operating Companies Income), aggregate dollar market share on a weighted average basis was up 0.3 points, extending the positive trend that began in the second half of 2004.

The company also improved its portfolio through both internal and external development initiatives. Momentum continued on new products launched last year, including DiGiorno Microwave Rising Crust Pizza, Nabisco 100 Calorie Packs, Milka M-joy chocolate tablets in Europe and the Tassimo hot beverage system in France. Retail sell-in was strong on items launched this year, including the South Beach Diet product line, new Crystal Light powdered beverages and Oscar Mayer ready-to-serve meat line extensions. On external development initiatives, the previously announced sales of the U.S. yogurt and U.K. desserts businesses were completed as planned, the divestiture of the sugar confectionery business progressed toward an expected completion in the second quarter, and the company announced on April 12 an agreement to sell its fruit snacks business. Additionally, international business results improved behind strong growth in developing markets, where ongoing constant currency revenues were up 15%, reflecting gains in most markets as well as a weak prior year. Finally, the company’s cost restructuring program remained on track, with the announcements of two more planned facility closures during the first quarter.

The company updated its full-year diluted earnings per share guidance range for continuing operations to $1.73-$1.78. Included in the guidance is approximately $0.22 per share in restructuring and impairment charges, which is $0.04 per share higher than the company’s previous guidance due to the fruit snacks divestiture. Also reflected in the new guidance is a tax favorability ($0.06 per share), partially offset by investments in key growth initiatives ($0.02 per share) and higher energy and packaging costs ($0.02 per share). Due to these investments in growth initiatives, as well as increased prices from higher commodity costs, the company increased its guidance for ongoing constant currency revenue growth(1) from around 4.5% to a range of 4.5% – 5.5% on a 53-week basis (from around 3% to a range of 3% – 4% on a comparable 52-week basis). Due to the breadth of pricing actions across its portfolio in 2005 as well as the company’s efforts to drive favorable product mix, volume growth is expected to lag revenue growth and is projected at around 2.5% on a 53-week basis (1% on a comparable 52-week basis).

CEO Deromedi added, “In updating our full year guidance, our fundamental outlook on the year remains largely unchanged. Tax favorability more than offsets higher energy and packaging costs, and we are taking the opportunity to invest a portion of this favorability into key growth initiatives, including the launch of the Tassimo hot beverage system in the U.S. and Germany. While we have raised our full-year revenue guidance because of these growth initiatives and commodity-driven price increases, our key watchout in the remainder of the year will be the impact that higher prices could have on our consumption growth, particularly during the pricing implementation periods.”

(1) The company’s top-line guidance measure is ongoing constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis and provides improved comparability of results.

Kraft Foods results are discussed on a continuing operations basis, following the company’s agreement on November 15, 2004 to sell its sugar confectionery business, and the treatment of this business as discontinued operations. As such, net revenues and operating companies income for the sugar confectionery business are excluded from the company’s results, while the net earnings impact is included as a single line item in reported earnings. All references in this release are to continuing operations, unless otherwise noted.

KRAFT FOODS INC.

	Q1 2005 vs Q1 2004 % Chg./pp. Impact
Net Revenues	6.4%
Currency	2.1	pp
Divestitures/Other	(0.2	)pp
Ongoing Constant Currency Revenues	4.5%
Volume/Mix	2.3	pp
Net Pricing	1.6	pp
Acquisitions	0.6	pp

Operating Income	18.9%
Impact of Change In Restructuring & Impairment Charges	14.1	pp
Impact of Net Gain On Sales Of Businesses	9.2	pp
Impact of All Other	(4.4	)pp

The company maintained its top-line momentum from the second half of 2004, with first quarter net revenues up 6.4% to $8.1 billion and ongoing constant currency revenues up 4.5%. Growth reflected positive mix, strong new product and developing market results, the impact of higher marketing spending, commodity-driven price increases and the shift in Easter timing from mid-April last year to late March this year. Six of seven reporting segments recorded growth in the quarter, with continued strong momentum in North America and improved results in the International business. Ongoing volume was up 2.5% in total, but was down 0.3% excluding acquisitions. This volume decline reflects the company’s continuing efforts to improve its mix by focusing on higher profit items, the elimination of slower moving products and the impact of higher prices on category growth rates.

Operating income increased 18.9% versus 2004 to $1.2 billion due to lower restructuring and impairment charges and gains on the sales of businesses. Excluding these items, operating income declined due to higher commodity costs (net of pricing), increased post-employment benefit costs (primarily pensions) and increased consumer marketing spending, which were partially offset by positive mix, cost reduction efforts and favorable currency. Commodity costs in aggregate were up approximately $250 million versus the prior year, driven by increases in coffee, cheese, nuts, meat, energy and packaging. In response, the company announced price increases on certain products in the first quarter, including coffee in the U.S. and certain international markets and cold cuts, in addition to the price increases taken across multiple categories in the latter part of 2004. The impact of commodities net of pricing was negative in the first quarter because of the lagged impact of the pricing relative to the cost changes. Post-employment benefit costs and restricted stock expense together were up $55 million in the quarter. Consumer marketing spending increased approximately $50 million, primarily reflecting increased advertising, as the company invested behind new product initiatives.

Earnings per share were up 28.1% versus the prior year to $0.41, reflecting the following impacts:

Q1
2004 E.P.S.	$0.32
Increase/(Decrease) Due To:
Restructuring/Impairment Charges – 2004	0.11
Restructuring/Impairment Charges – 2005	(0.07)
Gains On Sales of Businesses – 2005	0.04
Taxes	0.03
All Other Operations	(0.02)
Net Increase	0.09

2005 E.P.S.	$0.41

Total pre-tax restructuring and impairment charges in 2005 were $169 million (corresponding to a $0.07 EPS impact). These charges reflect pre-tax exit and implementation costs associated with the company’s three-year restructuring program of $76 million (corresponding to a $0.03 EPS impact) and a pre-tax asset impairment charge of $93 million (corresponding to a $0.04 EPS impact) resulting from the fruit snacks divestiture. The asset impairment charge on the fruit snacks business was not included in the company’s previous first quarter earnings guidance.

During the quarter, the previously announced divestitures of the U.S. yogurt and U.K. desserts businesses received regulatory approval and were completed. First quarter results reflect pre-tax gains on the sales of businesses of $116 million (corresponding to a $0.04 EPS impact), primarily attributable to the U.K. desserts sale.

Lower taxes resulted in a $0.03 per share benefit versus prior year. This benefit was primarily driven by the resolution of outstanding items in the company’s international operations as well as other benefits, including the impact of the domestic manufacturers’ deduction under the American Jobs Creation Act.

The decline in net earnings impact from all other operations ($0.02 per share) was anticipated, and reflects the impacts on operating income described above, including higher commodity costs net of pricing, increased post-employment benefit costs and restricted stock expense ($0.02 EPS impact together) and increased marketing spending ($0.02 EPS impact), partially offset by positive mix and favorable currency ($0.01 EPS impact).

Discretionary cash flow(2) was $103 million in the first quarter, down from $346 million in 2004. The decline was attributable to $140 million in increased pension contributions, approximately $50 million in higher cash spending on the restructuring program and the impact of higher commodity costs on inventory valuations.

During the quarter, the company declared a regular quarterly dividend of $0.205 per common share and repurchased 5.3 million shares of Class A common stock for $175 million.

2005 Outlook

For the full-year, the company projects diluted earnings per share of $1.73-$1.78, including $0.22 in restructuring and impairment charges and $0.04 in gains on the sales of businesses. Following are the key drivers of the change versus the company’s previous guidance:

Previous Guidance – 2005 E.P.S.	$1.75-$1.80
Increase/(Decrease) Due To:
Restructuring And Impairment Charges	(0.04)
Other Operations / Taxes	0.02
Net Change	$(0.02)

Current Guidance - 2005 E.P.S.	$1.73-$1.78

The company’s current guidance for total restructuring and impairment charges in 2005 is up $0.04 per share versus the previous guidance due to the first quarter $93 million pre-tax asset impairment charge on the fruit snacks business. The restructuring program remains on track, and the full-year projection for pre-tax exit and implementation costs on this program is unchanged at $440-$470 million (corresponding to a $0.18 EPS impact).

The $0.02 per share offsetting benefit to the higher impairment charges reflects the net impact of lower taxes ($0.06 per share) partially offset by investments in key growth initiatives ($0.02 per share) and higher energy and packaging costs ($0.02 per share). The company currently projects a 2005 effective tax rate of approximately 31.5%, below the company’s previous expectation of 33.4% due to the positive resolution of outstanding tax items, most of which occurred in the first quarter. The key growth initiatives include the launches of the Tassimo hot beverage system in the U.S. and Germany and investment behind a line of chocolate-based biscuit products in the U.S. Higher than expected crude oil and gas prices are the drivers of increased energy and packaging costs. These costs are generally more difficult for the company to recover through price increases in the near-term.

(2) The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

As a result of the investment in growth initiatives and recent pricing actions, the company increased its full-year guidance for ongoing constant currency revenue growth from around 4.5% to a range of 4.5% - 5.5%. This growth comprises 3% - 4% growth on a comparable 52-week basis and approximately 1.5 percentage points of benefit from an additional shipping week in 2005. In the second quarter, the impacts of higher prices and the shift in Easter timing are expected to result in volume growth excluding aquisitions that is similar to first quarter growth, with the company’s efforts to improve mix again benefiting revenue growth.

The company maintained its full-year discretionary cash flow guidance of around $2.9 billion, which excludes estimated proceeds of approximately $1.4 billion from announced divestitures.

As described in “Note 14, Segment Reporting” of Kraft Foods Inc.’s 2004 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT NORTH AMERICA COMMERCIAL (KNAC)

	Q1 2005 vs Q1 2004 % Chg./pp. Impact
Net Revenues	4.9%
Currency	0.6	pp
Divestitures/Other	(0.1	)pp
Ongoing Constant Currency Revenues	4.4%
Volume/Mix	1.7	pp
Net Pricing	1.9	pp
Acquisitions	0.8	pp

Operating Companies Income (OCI)	9.2%
Impact of Change In Restructuring & Impairment Charges	12.7	pp
Impact of All Other	(3.5	)pp

First quarter net revenues grew 4.9% to $5.6 billion and ongoing constant currency revenues were up 4.4%. Growth reflected positive mix, strong new product results, particularly in pizza and biscuits, higher prices, the impact of increased marketing spending and the shift in Easter timing. Prices were higher than the prior year in several businesses, including coffee, cheese, nuts and meat. Despite these higher prices, the company maintained price gaps versus key competitors within targeted ranges. Effective price gap management and increased advertising contributed to an aggregate dollar market share gain for the top 25 categories in the U.S. of 0.3 points (on a weighted average basis), continuing the momentum from the second half of last year. Ongoing volume was up 3.3% driven by acquisitions. Excluding acquisitions, volume declined 0.4% reflecting the company’s efforts to improve product mix, the elimination of slower moving products and retail inventory reductions in ready-to-drink beverages. These impacts were partially offset by solid consumption growth across much of the portfolio.

OCI increased 9.2% to $910 million due to lower restructuring and impairment charges. Excluding these charges, OCI was down as higher commodity costs (net of pricing), increased post-employment benefit costs and increased consumer marketing spending were partially offset by positive mix and cost reduction efforts.

Following are first quarter results by segment for KNAC.  Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment levels are discussed on an ongoing constant currency revenue basis.

U.S. Beverages net revenues and ongoing constant currency revenues increased 9.1%, driven by growth in both Refreshment Beverages and Coffee. Refreshment Beverages growth benefited from the Veryfine beverages acquisition and strength in Crystal Light powdered beverages, partially offset by a decline in full-sugar powdered beverages. New products Crystal Light Sunrise Ruby Red Grapefruit and Crystal Light On-The-Go performed well. Excluding acquisitions, revenues in ready-to-drink beverages were essentially flat to the prior year, while volume declined slightly due to category softness and retail inventory reductions. In Coffee, revenues were up double digits behind price increases and positive mix, reflecting strong growth in both Starbucks and Gevalia premium brand coffees. Segment OCI decreased 3.6% to $163 million due primarily to higher coffee, energy and packaging costs, net of higher pricing.

U.S. Cheese, Canada & North America Foodservice net revenues increased 6.3%, including 2.0pp. of benefit from favorable currency and (0.3)pp. impact from the yogurt divestiture. Ongoing constant currency revenue growth of 4.6% reflected commodity-driven pricing. Cheese revenue growth included both higher prices and increased volume behind strength in Kraft natural cheese, Philadelphia cream cheese and Velveeta processed cheese, aided in part by the shift in Easter timing. Canada revenues were down due to competitive pressures in biscuits and coffee and declines in ready-to-drink beverages. In Foodservice, revenues were up, reflecting price increases on cheese, meat and coffee, along with growth in national accounts. Segment OCI increased 23.6% to $251 million due to lower restructuring and impairment charges and higher prices, partially offset by higher commodity costs and increased post-employment benefit costs.

U.S. Convenient Meals net revenues and ongoing constant currency revenues were up 4.0%, reflecting positive mix and higher prices in both meat and pizza. New product results across the segment were strong. Oscar Mayer revenues were up due to both volume growth and higher prices. Strong cold cuts results were driven by continued strength in the Oscar Mayer deli shaved meats line, as well as increased spending behind the “Oh, I Wish . . .” advertising campaign. Additionally, early results are encouraging on the new items in the Oscar Mayer ready-to-serve breakfast meat line, including pork sausage and Canadian bacon. Pizza revenue growth was driven by positive mix, higher prices and strong new product results, including DiGiorno Microwave Rising Crust Pizza. In Meals, net revenues were up behind the introduction of South Beach Diet frozen entrees, as well as good performance for Stove Top stuffing due to the shift in Easter timing. Segment OCI was down 3.0% to $191 million as higher meat, dairy and packaging costs and increased post-employment benefit costs were partially offset by higher prices and cost reduction efforts.

U.S Grocery net revenues and ongoing constant currency revenues were down 1.5% as volume growth was more than offset by adverse product mix and increased promotional spending associated with the shift in Easter timing. In Desserts, Cool Whip frozen toppings revenues were up due to the shift in Easter timing and Kraft Handi-Snacks puddings and gelatins grew behind distribution gains. This growth was offset by declines in dry and refrigerated packaged desserts, which had a strong year-ago comparison period on sugar-free varieties. In Enhancers, salad dressing and barbeque sauce revenues were down, reflecting category softness and increased competitive activity. Declines in these businesses were partially offset by solid gains in both Kraft mayonnaise and Kraft Miracle Whip. Segment OCI was down 49.1% to $108 million due primarily to the fruit snacks divestiture impairment charge of $93 million.

U.S. Snacks & Cereals net revenues and ongoing constant currency revenues were up 4.6% behind volume growth, positive mix and higher prices. Biscuits revenue growth was driven by strong new product results including Nabisco 100 Calorie Packs and Honey Maid soft baked bars, as well as solid base business growth on Wheat Thins crackers and Triscuit crackers. Salted Snacks revenues were down slightly, as higher prices and consumption growth on nuts were more than offset by the impact of retail inventory reductions. In Cereals, revenues were up solidly behind volume growth and positive mix. Retail sell-in and initial shipments for new products, including South Beach Diet cereals, cereal bars and meal replacement bars, have been strong. Segment OCI was up substantially from $52 million to $197 million due to significantly lower restructuring and impairment costs ($146 million), volume growth, positive mix and higher prices, partially offset by higher nut, energy and packaging costs and increased consumer marketing spending.

KRAFT INTERNATIONAL COMMERCIAL (KIC)

	Q1 2005 vs Q1 2004 % Chg./pp. Impact
Net Revenues	9.8%
Currency	5.8	pp
Divestitures/Other	(0.6	)pp
Ongoing Constant Currency Revenues	4.6%
Volume/Mix	3.9	pp
Net Pricing	0.7	pp

Operating Companies Income (OCI)	55.9%
Impact of Change In Restructuring & Impairment Charges	15.0	pp
Impact of Net Gain On Sales Of Businesses	49.4	pp
Impact of All Other	(8.5	)pp

First quarter net revenues increased 9.8% to $2.5 billion. Ongoing constant currency revenues were up 4.6%, driven by strong results in developing markets (+15%), including Russia, Ukraine, Brazil, Venezuela and Southeast Asia, and solid results in the United Kingdom and Nordic region. While revenues were up in most markets, revenues in Germany declined on lower volume following a price increase on coffee. Ongoing volume was up 0.4%, and was below revenue growth due to the impact of higher prices on consumption growth and the elimination of slower moving products.

OCI increased 55.9% to $293 million in the first quarter, benefiting from a $115 million pre-tax gain on sale of the desserts business in the United Kingdom and lower restructuring and impairment charges. Excluding these items, OCI declined as positive mix, cost reduction efforts and favorable currency were more than offset by higher commodity costs (net of pricing), increased marketing spending and higher infrastructure investment in developing markets.

Following are first quarter results by segment for KIC. Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

Europe, Middle East and Africa first quarter net revenues increased 10.2%, driven by favorable currency, positive mix and higher volume. Ongoing constant currency revenue increased 3.5% with growth across most markets. Revenues in the United Kingdom grew behind strong promotions in Philadelphia cream cheese and new Dairylea process cheese products. Revenues in Sweden were up double-digits, although growth was aided by trade purchases of coffee in advance of price increases. In Russia, strong revenue growth was driven by volume gains in all key coffee and confectionery brands, partially due to favorable comparisons to prior year results that included significant customer inventory reductions. Revenues were also up in numerous other EMEA markets, reflecting share gains in Jacobs coffee and confectionery growth in Ukraine, successful launches of Milka M-joy in Romania and Bulgaria, and higher Tang sales in the Middle East and Africa. In Germany, revenues were down despite a coffee price increase, as volume declined due to delayed pricing actions by key competitors. In France, revenues were down slightly, as volume growth was more than offset by increased promotional spending associated with the price gap management actions taken in the second half of last year. Additionally in France, retailer response to and initial sales of Tassimo hot beverage machines have been strong.

Segment OCI increased 63.2% to $253 million, benefiting from a gain on sale of the United Kingdom desserts business, higher volume, positive mix and favorable currency, partially offset by higher coffee and confectionery costs and increased marketing spending.

Latin America and Asia Pacific first quarter net revenues grew 8.4%, driven by positive mix, higher prices and favorable currency, partially offset by the impact of a divestiture in 2004. Ongoing constant currency revenues increased 8.2%, reflecting growth in both the Latin America and Asia Pacific regions. Revenues in Brazil grew double-digits due to an increase in confectionery, which was driven by volume growth and positive mix, benefiting from earlier Easter shipments. Southeast Asia revenues increased due to strong growth in Tang and Cheez Whiz in the Philippines. Revenues were up in several other markets, including Australia, the Caribbean and Venezuela. These gains were partially offset by a decline in China, due to aggressive competitive activities in biscuits and refreshment beverages.

Segment OCI increased 21.2% to $40 million, reflecting lower restructuring and impairment charges, higher prices and positive mix, partially offset by higher costs, increased marketing spending and higher infrastructure investment.

*     *     *

The company will host a conference call for members of the investment community to review its results at 5:00 p.m. ET on April 19, 2005.  Access to a live audio webcast and presentation slides is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses.  In addition, the company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

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Schedule 1

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31, (*)

(in millions, except per share data)

	2005	2004	% Change
Net revenues	$8,059	$7,575	6.4%
Cost of sales	5,104	4,676	9.2%
Gross profit	2,955	2,899	1.9%
Marketing, administration and research costs	1,718	1,587
Asset impairment and exit costs	150	291
Gains on sales of businesses	(116)	—
Operating companies income	1,203	1,021	17.8%
Amortization of intangibles	3	2
General corporate expenses	43	46
Operating income	1,157	973	18.9%
Interest and other debt expense, net	176	165
Earnings from continuing operations before income taxes and minority interest	981	808	21.4%
Provision for income taxes	282	257	9.7%
Earnings from continuing operations before minority interest	699	551	26.9%
Minority interest in earnings from continuing operations, net	—	1
Earnings from continuing operations	$699	$550	27.1%
Earnings from discontinued operations, net of income tax	14	10
Net Earnings	$713	$560	27.3%

Per share data:
Basic earnings per share:
Continuing operations	$0.41	$0.32	28.1%
Discontinued operations	$0.01	$0.01
Net earnings	$0.42	$0.33	27.3%
Diluted earnings per share:
Continuing operations	$0.41	$0.32	28.1%
Discontinued operations	$0.01	$0.01
Net earnings	$0.42	$0.33	27.3%
Weighted average number of shares outstanding - Basic	1,696	1,717	(1.2)%
- Diluted	1,703	1,720	(1.0)%

(*) Due to a change for Discontinued Operations, prior period results have been restated.

Schedule 2

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended March 31, (*)

($ in millions, except per share data)

	Net Earnings	Diluted EPS

2005 Continuing Earnings	$699	$0.41

2004 Continuing Earnings	550	0.32

% Change	27.1%	28.1%

Reconciliation:
2004 Continuing Earnings	$550	$0.32

• 2005 Asset Impairment, Exit & Implementation Costs	(112)	(0.07)

• 2004 Asset Impairment, Exit & Implementation Costs	186	0.11

• 2005 Gains on Sales of Businesses	67	0.04

• Change in Tax Rate	49	0.03

• Currency	14	0.01

• Operations	(55)	(0.03)

2005 Continuing Earnings	$699	$0.41
2005 Discontinued Earnings	$14	$0.01
2005 Net Earnings	$713	$0.42

(*) Due to a change for Discontinued Operations, prior period results have been restated.

Schedule 3

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segments

For the Quarters Ended March 31, (*)

(pounds in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Volume

2005 Volume	749	1,082	555	411	591	3,388	662	496	1,158	4,546

2004 Volume	666	1,079	555	404	582	3,286	654	501	1,155	4,441

% Change	12.5%	0.3%	0.0%	1.7%	1.5%	3.1%	1.2%	(1.0)%	0.3%	2.4%

Divested Businesses:
• Divested Businesses - 2005	—	(30)	—	—	—	(30)	(7)	—	(7)	(37)
• Divested Businesses - 2004	—	(34)	—	—	—	(34)	(9)	—	(9)	(43)

Ongoing Volume - Including Acquisitions

2005 Volume	749	1,052	555	411	591	3,358	655	496	1,151	4,509

2004 Volume	666	1,045	555	404	582	3,252	645	501	1,146	4,398

% Change	12.5%	0.7%	0.0%	1.7%	1.5%	3.3%	1.6%	(1.0)%	0.4%	2.5%

Memo: Acquired Businesses
Volume	103	16	—	—	—	119	—	3	3	122

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 4

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment

For the Quarters Ended March 31, (*)

($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Net Revenues	$732	$1,816	$1,090	$582	$1,333	$5,553	$1,888	$618	$2,506	$8,059
2004 Net Revenues	671	1,708	1,048	591	1,274	5,292	1,713	570	2,283	7,575
% Change	9.1%	6.3%	4.0%	(1.5)%	4.6%	4.9%	10.2%	8.4%	9.8%	6.4%

Reconciliation:

2004 Net Revenues	$671	$1,708	$1,048	$591	$1,274	$5,292	$1,713	$570	$2,283	$7,575

• Divested Businesses - 2005	—	22	—	—	—	22	12	—	12	34
• Divested Businesses - 2004	—	(25)	—	—	—	(25)	(17)	(7)	(24)	(49)

• Acquired Businesses	34	7	—	—	—	41	—	1	1	42

• Currency	—	34	—	—	—	34	121	9	130	164

• Operations	27	70	42	(9)	59	189	59	45	104	293

2005 Net Revenues	$732	$1,816	$1,090	$582	$1,333	$5,553	$1,888	$618	$2,506	$8,059

Memo: Ongoing, Constant Currency Revenues (1)

% Change	9.1%	4.6%	4.0%	(1.5)%	4.6%	4.4%	3.5%	8.2%	4.6%	4.5%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 5

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment

For the Quarters Ended March 31, (*)

($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2005 Operating Companies Income	$163	$251	$191	$108	$197	$910	$253	$40	$293	$1,203

2004 Operating Companies Income	169	203	197	212	52	833	155	33	188	1,021

% Change	(3.6)%	23.6%	(3.0)%	(49.1)%	100 +%	9.2%	63.2%	21.2%	55.9%	17.8%

Reconciliation:

2004 Operating Companies Income	$169	$203	$197	$212	$52	$833	$155	$33	$188	$1,021

• Divested Businesses - 2005	—	2	—	—	—	2	3	—	3	5
• Divested Businesses - 2004	—	(3)	—	—	—	(3)	(6)	—	(6)	(9)

• Asset Impairment and Exit Costs - 2005	(2)	(14)	(2)	(95)	(4)	(117)	(30)	(3)	(33)	(150)
• Asset Impairment and Exit Costs - 2004	6	62	9	9	159	245	32	14	46	291

• Implementation Costs - 2005	—	(4)	(1)	—	(9)	(14)	(5)	—	(5)	(19)
• Implementation Costs - 2004	—	—	—	—	—	—	1	—	1	1

• Gains on Sales of Businesses - 2005	—	—	—	—	—	—	115	1	116	116

• Currency	—	5	—	—	—	5	14	3	17	22

• Operations	(10)	—	(12)	(18)	(1)	(41)	(26)	(8)	(34)	(75)

2005 Operating Companies Income	$163	$251	$191	$108	$197	$910	$253	$40	$293	$1,203

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 6

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$220	$282

Receivables	3,635	3,541

Inventory	3,712	3,447

Assets of Discontinued Operations held for sale	1,453	1,458

Other current assets	1,105	994

Property, plant and equipment, net	9,821	9,985

Goodwill	25,101	25,177

Other intangible assets, net	10,563	10,634

Other assets	4,530	4,410

Total assets	$60,140	$59,928

Liabilities and Shareholders’ Equity

Short-term borrowings	$2,192	$1,818

Current portion of long-term debt	420	750

Due to Altria Group, Inc. and affiliates	374	227

Accounts Payable	1,964	2,207

Other current liabilities	4,231	4,076

Long-term debt	9,724	9,723

Deferred income taxes	5,838	5,850

Other long-term liabilities	5,273	5,366

Total liabilities	30,016	30,017

Total shareholders’ equity	30,124	29,911

Total liabilities and shareholders’ equity	$60,140	$59,928

Total debt	$12,710	$12,518

Capitalization (debt and equity)	$42,834	$42,429

Debt/capitalization ratio	0.30	0.30